EXHIBIT 18.1

March 30, 2005

Board of Directors
theglobe.com, Inc.
110 East Broward Blvd, Suite 1400
Ft. Lauderdale, Florida   33301

Dear Sirs/Madams:


We have audited the consolidated balance sheet of theglobe.com, Inc. as of December 31, 2004 and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for the year then ended, included on Form 10-KSB as filed with the Securities and Exchange Commission, and have issued our report thereon dated March 23, 2005, except for
Note 2, as to which the date is March 25, 2005. Note 1 to such consolidated financial statements contains a description of your change in the method of accounting for subscription agency fees from presenting these fees as a sales and marketing expense to reporting them as a reduction of magazine subscription sales revenue during the year ended December 31, 2004. In our judgment, such change is to an alternative accounting method that is in accordance with generally accepted industry practice and therefore is preferable under the circumstances.

Yours truly,


RACHLIN COHEN & HOLTZ LLP